Exhibit 99.1

Fate Therapeutics Reports Fourth Quarter 2020 Financial Results and Highlights Operational Progress

Positive Interim Data Reported from FT516 Phase 1 Study in Relapsed / Refractory BCL; Objective Responses, including Two Complete Responses, Achieved in 3 of 4 Patients in Dose Cohorts 2 and 3

Clinical Activity of FT596 as Monotherapy Demonstrated in Refractory DLBCL; Partial Response Achieved, with Deepening of Response upon FT596 Retreatment, in Patient in Dose Cohort 1

IND Application Allowed by FDA for FT576, the First-ever Cell Therapy Engineered with Four Functional Anti-Tumor Modalities; Clinical Trial to Assess Single- and Multi-dose Treatment Regimens as Monotherapy and in Combination with Daratumumab for Relapsed / Refractory Multiple Myeloma

Over $900 Million in Cash & Short-term Investments following January 2021 Public Offering

San Diego, CA – February 24, 2021 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for patients with cancer, today reported business highlights and financial results for the fourth quarter ended December 31, 2020.

“2020 was a pivotal year for Fate Therapeutics. We demonstrated the clinical safety and therapeutic activity of engineered iPSC-derived NK cell therapy as patients with relapsed / refractory lymphoma achieved objective responses across our FT516 and FT596 Phase 1 studies. We successfully worked with the FDA to enable clinical investigation of FT538, the first-ever CRISPR-edited, iPSC-derived cell therapy, and FT576, the first-ever cell therapy engineered with four functional anti-tumor modalities, in patients with multiple myeloma. We also made strong progress with our strategic partners, Ono Pharmaceutical and Janssen, in leveraging the unique advantages of our iPSC product platform to advance multiplexed-engineered CAR NK and CAR T-cell product candidates toward clinical development for solid tumors,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “We look forward to a promising 2021 where we expect to have clinical read-outs across our programs, treat patients with the first-ever iPSC-derived CAR T-cell therapy, submit IND applications for two iPSC-derived CAR NK cell programs targeting novel antigens in solid tumors, and open our second cGMP manufacturing facility for an additional 40,000 square feet of capacity.”

Clinical Programs

FT516 (hnCD16) NK Cell Product Candidate

•

Reported Positive Interim Clinical Data for B-cell Lymphoma. In December 2020, the Company reported positive interim data from its Phase 1 study of FT516 in combination with rituximab for patients with relapsed / refractory B-cell lymphoma (BCL) who have previously failed or progressed on CD20-targeted monoclonal antibody therapy. As of a November 16, 2020 cutoff date, three patients in the second dose cohort (90 million cells per dose) and one patient in the third dose cohort (300 million cells per dose) had each received two FT516 treatment cycles, each cycle consisting of three days of outpatient lympho‑conditioning, one dose of rituximab, and three once-weekly infusions of FT516 with IL-2 cytokine support. Three of four relapsed / refractory patients achieved an objective response, including two complete responses, following the second FT516 treatment cycle. The two-cycle treatment regimen was well-tolerated, supporting the potential to safely administer up to six doses of FT516 in the outpatient setting. No dose-limiting toxicities (DLTs), no FT516-related serious adverse events (AEs), no FT516-related grade 3 or greater AEs, and no events of any grade of cytokine release syndrome (CRS), immune effector cell-associated neurotoxicity syndrome (ICANS), or graft-versus-host disease (GvHD) were reported by investigators. In addition, no evidence of anti-product T- or B-cell mediated host-versus-product alloreactivity was detected.

•

Phase 1 Dose Escalation Ongoing at 900 Million Cells. The Phase 1 clinical trial is designed to assess the safety and determine the maximum dose of FT516 as a monotherapy for the treatment of relapsed / refractory acute myeloid leukemia (AML) and in combination with CD20-targeted monoclonal antibody therapy for the treatment of relapsed / refractory BCL (NCT04023071). Dose escalation is ongoing at 900 million cells per dose in both disease regimens.

FT596 (CAR19 + hnCD16 + IL-15RF) NK Cell Product Candidate

•

Presented Patient Case Study Demonstrating Clinical Activity in Refractory DLBCL. The case study, which was presented at the 62nd Annual Society of Hematology (ASH) Annual Meeting and Exposition in December 2020, described a heavily pre-treated patient with diffuse large B-cell lymphoma (DLBCL) who was enrolled in the first dose cohort (30 million cells) and achieved a partial response following administration of a single dose of FT596 as monotherapy. The patient subsequently received a second, single dose of FT596, which resulted in a deepening response as evidenced by further decreases in both tumor size and metabolic activity. No DLTs, no FT596-related serious AEs, and no events of any grade of CRS, ICANS, or GvHD were reported by the investigator. The patient had previously received seven prior treatment regimens, including five rituximab-containing regimens as well as autologous stem cell transplantation, and was most recently refractory to an experimental natural killer (NK) cell therapy regimen comprised of fludarabine and cyclophosphamide lympho-conditioning followed by ex vivo expanded, donor-derived NK cells, IL-2, and rituximab.

•

First CLL Patient Treated. The Phase 1 clinical trial is designed to assess the safety and determine the maximum dose of FT596 as a monotherapy and in combination with CD20-targeted monoclonal antibody therapies for the treatment of relapsed / refractory BCL and chronic lymphocytic leukemia (CLL) (NCT04245722). Dose escalation for the treatment of BCL is ongoing in the second dose cohorts of 90 million cells as monotherapy and in combination with rituximab. The first patient with CLL has been treated in the first dose cohort of 30 million cells as monotherapy, and the Company plans to begin enrollment in combination with obinutuzumab upon clearance of the first monotherapy dose cohort.

•

First Patients Treated in Investigator-initiated Study for Relapse Prevention following HSCT. Investigators from the Masonic Cancer Center, University of Minnesota, are conducting a Phase 1 study of FT596 in combination with rituximab for the prevention of relapse in patients with BCL who have undergone autologous hematopoietic stem cell transplant (HSCT) and are considered high risk for early relapse (NCT04555811). The first patients have been treated in the first dose cohort of 90 million cells.

FT538 (hnCD16 + IL-15RF + CD38KO) NK Cell Product Candidate

•

First AML Patients Treated. FT538 is the first-ever CRISPR-edited cell therapy derived from a clonal master engineered induced pluripotent stem cell (iPSC) line, and is modified with three functional components to enhance innate immunity. The Phase 1 clinical trial is designed to assess three once-weekly doses of FT538 as a monotherapy for patients with relapsed / refractory AML and in combination with the CD38-targeted monoclonal antibody daratumumab for patients with relapsed / refractory multiple myeloma (NCT04614636). The first patients with AML have been treated in the first dose cohort of 100 million cells per dose.

•

Second IND Allowed by FDA for AML in Combination with CD38-targeted Monoclonal Antibody. In December 2020, the FDA allowed a second Investigational New Drug (IND) application for the clinical investigation of three once-weekly doses of FT538 in combination with daratumumab for the treatment of relapsed / refractory AML. The Phase 1 clinical trial is sponsored and managed by investigators from the Masonic Cancer Center, University of Minnesota. CD38 expression on leukemic blasts has been observed in a significant number of AML patients, indicating the potential of CD38 as a therapeutic target for AML.

FT576 (CAR-BCMA + hnCD16 + IL-15RF + CD38KO) NK Cell Product Candidate

•

IND Application Allowed by FDA for Multiple Myeloma. FT576 is an investigational, off-the-shelf, chimeric antigen receptor (CAR) NK cell cancer immunotherapy targeting B-cell maturation antigen (BCMA). FT576 is derived from a clonal master iPSC line engineered with four functional components designed to enable multi-antigen targeting of myeloma cells, augment antibody-dependent cellular cytotoxicity (ADCC), enhance cell persistence and prevent anti-CD38 monoclonal antibody-induced fratricide. In December 2020, the U.S. Food & Drug Administration (FDA) allowed the Company’s IND application for clinical investigation of FT576 in patients with relapsed / refractory multiple myeloma who have failed at least two lines of therapy. The Company is preparing to initiate a Phase 1 clinical trial to assess single-dose and multi-dose treatment regimens of FT576 as monotherapy and in combination with CD38-targeted monoclonal antibody therapy.

Preclinical Programs for Solid Tumors

•

CAR MICA/B Program Featured in Oral Presentation at ASH. Dr. Kai W. Wucherpfennig, Chair of Cancer Immunology and Virology and Director of the Center for Cancer Immunotherapy Research at Dana-Farber Cancer Institute (DFCI), presented preclinical data highlighting the Company’s development of FT536, a novel CAR NK cell product candidate targeting the alpha-3 domain of the pan-tumor associated stress antigens MICA and MICB. While MICA/B are selectively expressed at high levels on many solid tumors, proteolytic shedding of MICA/B is a prominent mechanism of tumor escape from NK cell-mediated destruction. Several recent publications have shown that targeting the alpha-3 domain strongly inhibits MICA/B shedding, resulting in a substantial increase in the cell surface density of MICA/B and restoration of NK cell-mediated tumor immunity. The Company plans to submit an IND application in the second half of 2021 to initiate a Phase 1 clinical trial of FT536 for the treatment of solid tumors.

•

CAR B7H3 Program Featured in Oral Presentation at SITC. During an oral session at the Society for Immunotherapy of Cancer (SITC) annual meeting in November 2020, preclinical data from the Company’s collaboration with Dr. Jeffrey S. Miller, Professor of Medicine and Deputy Director of the Masonic Comprehensive Cancer Center, University of University of Minnesota, was presented that highlighted the specificity and activity of CAR T cells incorporating a proprietary camelid single-domain antibody fragment targeting B7H3, a pan-tumor associated antigen expressed on a wide range of cancers. The Company is currently incorporating novel CAR constructs targeting B7H3 into multiplexed engineered master iPSC lines for selection of a preclinical development candidate.

Other Corporate Highlights

•

Preclinical Milestone Reached under iPSC-derived CAR T-Cell Collaboration with Ono Pharmaceutical. In December 2020, the Company and Ono reviewed a preclinical data package for an iPSC-derived CAR T-cell product candidate incorporating Ono’s proprietary antigen binding domain targeting a cancer-specific antigen expressed on certain solid tumors. The Company and Ono elected to continue preclinical development of the iPSC-derived CAR T-cell product candidate under the collaboration, and the Company received a $10 million milestone fee from Ono. Ono maintains an option to develop and commercialize the iPSC-derived CAR T-cell product candidate in all territories of the world, with the Company retaining the option to co-develop and co-commercialize the product candidate in the United States and Europe under a joint arrangement with Ono whereby Fate is eligible to share at least 50% of the profits and losses.

•

Completed $460 Million Public Offering. In January 2021, the Company completed an underwritten public offering of 5.1 million shares of its common stock priced at $85.50 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase 0.3 million shares of its common stock priced at $85.499 per pre-funded warrant. Net proceeds to the Company were approximately $432 million.

Fourth Quarter 2020 Financial Results

•

Cash & Investment Position: Cash, cash equivalents and investments as of December 31, 2020 were $482.9 million. This amount does not include net proceeds to the Company of approximately $432 million from the January 2021 underwritten public offering.

•	Total Revenue: Revenue was $15.9 million for the fourth quarter of 2020, which was derived from the Company’s collaborations with Janssen and Ono Pharmaceutical.
•	R&D Expenses: Research and development expenses were $39.0 million for the fourth quarter of 2020, which includes $5.3 million of non-cash stock-based compensation expense.
•	G&A Expenses: General and administrative expenses were $10.3 million for the fourth quarter of 2020, which includes $3.4 million of non-cash stock-based compensation expense.

•

Other Expenses: Other expenses, net were $19.7 million, which includes a $20.1 million non-cash charge equal to the fair value change of certain contingent milestone payments that will be owed to Memorial Sloan Kettering Cancer Center upon the Company’s achievement of a specified clinical milestone with an iPSC-derived CAR T-cell product candidate and the subsequent appreciation of the Company’s common stock price per share.

•

Shares Outstanding: Common shares outstanding were 87.7 million, and preferred shares outstanding were 2.8 million, as of December 31, 2020. Each preferred share is convertible into five common shares. Common shares outstanding does not include 5.4 million common shares, including 0.3 million common shares issuable upon exercise of pre-funded warrants, that were issued in the January 2021 underwritten public offering.

Today's Conference Call and Webcast

The Company will conduct a conference call today, Wednesday, February 24, 2021 at 5:00 p.m. ET to review financial and operating results for the quarter ended December 31, 2020. In order to participate in the conference call, please dial 877-303-6235 (domestic) or 631-291-4837 (international) and refer to conference ID 6368962. The live webcast can be accessed under "Events & Presentations" in the Investors & Media section of the Company's website at www.fatetherapeutics.com. The archived webcast will be available on the Company's website beginning approximately two hours after the event.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely capable of overcoming numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 350 issued patents and 150 pending patent applications.

About FT516

FT516 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered to express a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies. CD16 mediates antibody-dependent cellular cytotoxicity (ADCC), a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells. ADCC is dependent on NK cells maintaining stable and effective expression of CD16, which has been shown to undergo considerable down-regulation in cancer patients. In addition, CD16 occurs in two variants, 158V or 158F, that elicit high or low binding affinity, respectively, to the Fc domain of IgG1 antibodies. Numerous clinical studies with FDA-approved tumor-targeting antibodies, including rituximab, trastuzumab and cetuximab, have demonstrated that patients homozygous for the 158V variant, which is present in only about 15% of patients, have improved clinical outcomes. FT516 is being investigated in an open-label, multi-dose Phase 1 clinical trial as a monotherapy for the treatment of acute myeloid leukemia and in combination with CD20-targeted monoclonal antibodies for the treatment of advanced B-cell lymphoma (NCT04023071). Additionally, FT516 is being investigated in an open-label, multi-dose Phase 1 clinical trial in combination with avelumab for the treatment of advanced solid tumor resistant to anti-PDL1 checkpoint inhibitor therapy (NCT04551885).

About FT596

FT596 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-tumor functional modalities: a proprietary chimeric antigen receptor (CAR) optimized for NK cell biology that targets B-cell antigen CD19; a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; and an IL-15 receptor fusion (IL-15RF) that augments NK cell activity. In preclinical studies of FT596, the Company has demonstrated that dual activation of the CAR19 and hnCD16 targeting receptors enhances cytotoxic activity, indicating that multi-antigen engagement may elicit a deeper and more durable response. Additionally, in a humanized mouse model of lymphoma, FT596 in combination with the anti-CD20 monoclonal antibody rituximab showed enhanced killing of tumor cells in vivo as compared to rituximab alone. FT596 is being investigated in an open-label, multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell lymphoma as a monotherapy and in combination with rituximab, and for the treatment of relapsed / refractory chronic lymphocytic leukemia (CLL) as a monotherapy and in combination with obinutuzumab (NCT04245722).

About FT538

FT538 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three functional components: a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; an IL-15 receptor fusion (IL-15RF) that augments NK cell activity; and the deletion of the CD38 gene (CD38KO), which promotes persistence and function in high oxidative stress environments. FT538 is designed to enhance innate immunity in cancer patients, where endogenous NK cells are typically diminished in both number and function due to prior treatment regimens and tumor suppressive mechanisms. In preclinical studies, FT538 has shown superior NK cell effector function, as compared to peripheral blood NK cells, with the potential to confer significant anti-tumor activity to patients through multiple mechanisms of action. FT538 is being investigated in an open-label, multi-dose Phase 1 clinical trial for the treatment of acute myeloid leukemia (AML) and in combination with daratumumab, a CD38-targeted monoclonal antibody therapy, for the treatment of multiple myeloma (NCT04614636).

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for patients with cancer. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology pipeline includes off-the-shelf, iPSC-derived natural killer (NK) cell and T-cell product candidates, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens using chimeric antigen receptors (CARs). The Company’s pipeline also includes ProTmune™, a pharmacologically modulated, donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease in patients with hematologic malignancies undergoing allogeneic stem cell transplant. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s results of operations, financial condition and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to its product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the manufacture and clinical investigation of its product candidates, the timing for the Company’s receipt of data from its clinical trials and preclinical studies, the initiation of additional clinical trials of the Company’s product candidates and the submission of IND applications for additional programs, the Company’s development and regulatory strategy, and the therapeutic and market potential of the Company’s product candidates and the Company’s plans to open its new corporate headquarters. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s product candidates may not demonstrate the requisite safety or efficacy to achieve regulatory approval or to warrant further development, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation of, or enrollment of patients in, any clinical studies, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials or to support regulatory approval, difficulties or delays in patient enrollment in current and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development), risks related to the impact of the COVID-19 pandemic on various aspects of the Company’s business and operations, including its ability to initiate, conduct and complete its clinical trials, and the risk that the Company’s expenditures may exceed current expectations for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that the Company routinely communicates with investors and the public using its website (www.fatetherapeutics.com) and its investor relations website (ir.fatetherapeutics.com) including, without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites. The information posted on these websites could be deemed to be material information. As a result, investors, the media, and others interested in Fate Therapeutics are encouraged to review this information on a regular basis. The contents of the Company’s website, or any other website that may be accessed from the Company’s website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Collaboration revenue	$15,896	$2,802	$31,434	$10,680
Operating expenses:
Research and development	38,982	25,209	125,623	87,770
General and administrative	10,313	6,671	33,896	23,637
Total operating expenses	49,295	31,880	159,519	111,407
Loss from operations	(33,399)	(29,078)	(128,085)	(100,727)
Other income (expense):
Interest income	345	1,314	2,400	4,330
Interest expense	—	(538)	—	(1,752)
Change in fair value of stock price appreciation milestones	(20,058)	—	(47,702)	—
Total other income (expense), net	(19,713)	776	(45,302)	2,578
Net loss	$(53,112)	$(28,302)	$(173,387)	$(98,149)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	(244)	(29)	48	24
Comprehensive loss	$(53,356)	$(28,331)	$(173,339)	$(98,125)
Net loss per common share, basic and diluted	$(0.61)	$(0.37)	$(2.10)	$(1.44)
Weighted–average common shares used to compute basic and diluted net loss per share	87,358,287	75,596,026	82,385,319	68,190,741

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$167,347	$99,814
Accounts receivable	5,515	—
Short-term investments and related maturity receivables	315,569	121,613
Prepaid expenses and other current assets	5,892	5,662
Total current assets	494,323	227,089
Long-term investments	—	39,440
Operating lease right-of-use asset	67,084	22,752
Other long-term assets	61,050	12,993
Total assets	$622,457	$302,274

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$21,847	$20,519
Deferred revenue, current portion	21,144	2,787
CIRM award liability, current portion	3,200	2,808
Operating lease liability, current portion	3,355	1,692
Stock price appreciation milestones, current portion	36,018	—
Total current liabilities	85,564	27,806
Deferred revenue, net of current portion	46,021	3,775
CIRM award liability, net of current portion	800	702
Operating lease liability, net of current portion	93,943	25,235
Stock price appreciation milestones, net of current portion	11,684	—
Stockholders’ equity	384,445	244,756
Total liabilities and stockholders’ equity	$622,457	$302,274

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com